Exhibit 10(iii)A(68)

ACUITY BRANDS, INC.
2011 NONEMPLOYEE DIRECTOR DEFERRED COMPENSATION PLAN
(Effective as of December 1, 2011, as amended effective December 1, 2012)

1.	Purpose.
The Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan is intended to increase the alignment of the interests of eligible members of the Board with the interests of stockholders of Acuity Brands, Inc. (the "Corporation") and increase their incentive to contribute to the success of the Corporation's business by permitting Eligible Directors to elect to defer their fees for investment into an interest bearing account or in Deferred Stock Units, as hereinafter defined, on the terms and conditions set forth herein. This Plan is effective as of December 1, 2011, except where otherwise noted, and subsequently amended effective as of December 1, 2012.

2.	Definitions. When used in this Plan, unless the context otherwise requires:
2.1"Account" shall mean the records maintained by the Committee (or its designee) to determine the Eligible Director's deferrals, to the Plan. Such Account may be reflected as an entry in the Corporation's records, or as a separate account under a trust or as a combination of both. The Committee may establish such additional subaccounts as it deems necessary for the proper administration of the Plan.
2.2"Annual Fee" shall mean the annual fee payable each calendar year to an Eligible Director for service on the Board.
2.3"Board" shall mean the Board of Directors of the Corporation.
2.4"Board Meeting Fee" shall mean the fee payable to an Eligible Director for attendance at any meeting of the Board.
2.5"Chairman Fee" shall mean the fee, if any, payable to an Eligible Director for service as the Chairman of a committee of the Board.
2.6"Committee" shall mean the Compensation Committee of the Board or such other committee as may be designated by the Board. In the absence of the appointment of a Committee, the Board shall serve as the Committee.
2.7"Committee Meeting Fee" shall mean the fee payable to an Eligible Director for attendance at any meeting of a committee of the Board.
2.8"Corporation" shall mean Acuity Brands, Inc., a Delaware corporation."
2.9"Deferred Stock Unit" shall mean a unit equivalent in value to a share of Stock credited to the Account of an Eligible Director pursuant to Section 5.1 hereof.
2.10"Eligible Director" shall mean each member of the Board who is not at the time of reference an employee of the Corporation or any Subsidiary.
2.11"Fair Market Value" shall mean the average of the high and low sales prices of a share of Stock as reported on the New York Stock Exchange Composite Tape on the five (5) trading dates immediately preceding the date for which such value is being determined.
2.12"Investment Fund" shall mean an interest bearing fund providing a rate of interest based upon an index or a rate specified by the Committee or such other deemed investment fund (or funds) as the Committee may establish as the basis for calculating earnings, gain and losses for all or a portion of the Eligible Director's Account.
2.13"Optional Amount" shall mean the amount elected to be deferred by an Eligible Director for any year during the term hereof pursuant to Section 5.2 hereof.

2.14"Plan" shall mean the 2011 Acuity Brands, Inc. Nonemployee Director Deferred Compensation Plan, as such Plan may be amended from time to time.
2.15"Section 409A" shall mean Section 409A of the Internal Revenue Code of 1986, as amended ("Code"), and the regulations and rulings thereunder.
2.16"Stock" shall mean the Common Stock of the Corporation.
2.17“Stock Grant” shall mean shares of unrestricted Stock granted to an Eligible Director pursuant to Section 5.1 hereof.
2.18"Subsidiary" shall mean any corporation more than 50% of whose stock having general voting power is owned by the Corporation or by a Subsidiary of the Corporation.

3.	Administration.
3.1The Plan shall be administered by the Committee.
3.2The Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan. The interpretation and application of the Plan or of any rule or procedure, and any other matter relating to or necessary to the administration of the Plan, shall be determined by the Committee, and any such determination shall be final and binding on all persons.

4.	Stock Available for Issuance; Capital Adjustments.
4.1The maximum number of shares of Stock that may be issued under the Plan, either as a Stock Grant or pursuant to Deferred Stock Units, is 300,000.
4.2In the event of a reorganization, recapitalization, stock split, reverse stock split, stock dividend, spin-off, split-up, combination of shares, merger, consolidation or a similar corporate transaction, the number or class of shares of Stock available for issuance, and the number or class of shares of Stock represented by Deferred Stock Units credited hereunder, shall be proportionately adjusted in a manner deemed appropriate by the Committee to reflect any such event or transaction.

5.	Deferrals and Stock Grants.
5.1Non-Cash Component of the Annual Fee.
(a) Mandatory Deferral. On each February, May, August and November occurring after December 1, 2012, an amount equal to one-fourth of the non-cash component of the Annual Fee shall automatically be credited to the Account of each Eligible Director in the form of Deferred Stock Units.
(b) Stock Grants in Lieu of Mandatory Deferral. Notwithstanding Section 5.1(a), with respect to any calendar year beginning after December 1, 2012, if the sum of the number of shares of Stock held directly by the Eligible Director, plus the number of Deferred Stock Units credited to an Eligible Director's Account under this Plan, determined as of the November 30 of the preceding calendar year, equals or exceeds the director Stock ownership requirements established from time to time by the Board, then the non-cash component of the Annual Fee shall be paid directly to the Eligible Director in the form of a Stock Grant.
5.2Deferral Election of Optional Amount. Each Eligible Director shall be entitled to elect, with respect to each calendar year during the term of this Plan, such portion of the cash component of the Annual Fee and such portion of the Board Meeting Fee, the Committee Meeting Fee, and the Chairman Fee, if applicable, which the Eligible Director desires to defer under the Plan. Such election shall be made and submitted on or before December 31 of the year prior to the start of each such year on such form as shall be determined from time to time by the Committee, which the Committee may provide is a continuing deferral election. On each February, May, August and November occurring after December 1, 2012, an amount equal to one-fourth of the Optional Amount shall automatically be credited to the Account of each Eligible Director in the manner elected pursuant to Section 5.3 below.
5.3Investment Election of Optional Amounts. The Eligible Director may elect to have Optional Amounts, if any, credited in Deferred Stock Units or deemed to be invested in the Investment Fund, provided that once the Eligible Director makes such investment election for such year's deferrals, the election may not be changed.

5.4Dividends on Deferred Stock Units. As of each dividend payment date declared with respect to the Stock, the Corporation shall credit to each Account an amount equal to (i) the product of (x) the dividend per share of Stock payable on such dividend payment date and (y) the number of Deferred Stock Units credited to such Eligible Director's account as of the applicable dividend record date. All dividends shall be credited to and deemed to be invested in the Investment Fund. All amounts credited to an Eligible Director's Account resulting from the crediting of dividends shall be paid in cash following termination of service as a an Eligible Director.

6.	Payment of Account.
6.1Upon the termination of service of an Eligible Director, the Eligible Director shall receive payment of his Account in the manner provided in this Section 6. The amount credited to the Eligible Director's Account in Deferred Stock Units shall be paid in shares of Stock and the amount credited to the Investment Fund shall be paid in cash.
6.2The Account shall be paid in a lump sum or in five substantially equal annual installments upon the Eligible Director's termination of service in accordance with the Eligible Director's election on a form provided by the Committee at the time the Eligible Director commences participation in the Plan and at such other time as may be permitted by Section 409A (and the regulations promulgated thereunder) and the Committee. Notwithstanding the foregoing, if an Eligible Director who elected to have his Account paid in five substantially equal annual installments dies prior to receiving all annual installments, the sum of all remaining installments shall automatically be distributed within sixty (60) days following the Eligible Director's date of death. An Eligible Director may, not less than twelve (12) months prior to termination of service, elect to change the method of payment of the Account, provided that (i) only one such change is permitted and after such election change, the election is irrevocable, (ii) the payment date for the Account will be deferred for 5 years, and (iii) the election shall not become effective for 12 months. The change of election shall be made on a form provided by the Committee.
6.3The holder of Deferred Stock Units shall have none of the rights of a stockholder of the Corporation.

7.	Term of Plan.
The Plan shall remain in effect until all amounts have been paid under the terms of the Plan, provided that no Deferred Stock Units may be granted on or after the tenth anniversary of December 1, 2011.

8.	Amendment; Termination.
Subject to Section 409A, the Board may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part. The termination or any modification or amendment of the Plan shall not, without the consent of the Eligible Director, affect his or her rights under a grant of Deferred Stock Units or reduce the benefits that have accrued prior to the date of such action.

9.	Miscellaneous.
9.1The Eligible Director's Account and Deferred Stock Units granted hereunder shall not be assignable or transferable by the Eligible Director except by will or by the laws of descent and distribution.
9.2Nothing in the Plan shall be construed as conferring any right upon any Eligible Director to continue as a member of the Board.
9.3The Plan and all rights hereunder shall be construed in accordance with and governed by the laws of the State of Delaware.
9.4The Corporation shall have the right to require, prior to any payment hereunder, payment by the recipient of any federal, state, local or other taxes which may be required to be withheld or paid in connection with such payment hereunder.
9.5An Eligible Director shall be an unsecured creditor of the Corporation with respect to benefits under the Plan. The Corporation's obligations under the Plan (i) with respect to Deferred Stock Units shall be an unsecured promise to distribute shares of Stock at the times described herein, and (ii) with respect to the Investment Fund shall be an unsecured promise to make cash payments at the times described herein.
9.6The Plan is intended to satisfy, or to be excluded from, the requirements of Section 409A and the Committee shall have the discretion to interpret, construe and administer the Plan in a manner consistent with such intent. For purposes of Section 409A, an Eligible Director's right to receive any installment payments shall be treated as a right to receive a series of separate and distinct payments.

IN WITNESS WHEREOF, this Plan, as amended effective as of December 1, 2012, has been executed by the Company as of the 28th day of October, 2012.
ACUITY BRANDS, INC.

By: ___________________________
Title: Chief Executive Officer